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BW2065  AUG 02,2000       4:31 PACIFIC      07:31 EASTERN

( BW)(GLOBAL-TECH-APPLIANCES)(GAI) Global-Tech Appliances Makes Investment in Flat-Panel, OLED Display Company and Executes Related Manufacturing Agreement

Business/Technology Editors

HONG KONG--(BUSINESS WIRE)--August 2, 2000--Global-Tech Appliances Inc. (NYSE:GAI) announced today that it has made an investment in Lite Array, Inc. ("Lite Array").

Lite Array is a California-based company that, for the past few years, has been a pioneer in the research and development of thin film electroluminescent (TFEL) and organic light emitting diode (OLED or OEL) flat-panel, solid-state displays which possess performance characteristics superior to conventional cathode-ray tube (CRT) or liquid-crystal displays (LCD) principally in terms of resolution, brightness, and durability.

Potential applications for the TFEL displays are in medical devices and instruments, global positioning systems (GPS) and navigational instruments, avionics, industrial controls, testing equipment and other information-displaying devices, while OLED displays possess promising characteristics for applications in cellular and video phones, computer and laptop monitors, high-resolution TV screens, PDAs, video toy/game devices, and other electronic devices.

In connection with the investment, Global-Tech has also entered into an agreement with Lite Array to establish a manufacturing plant to produce OLED displays at its Dongguan, China facility and to collaborate in developing and designing end-use applications and products utilizing these displays for Global-Tech to manufacture and distribute.

Global-Tech believes that Lite Array is well positioned to become a high-volume, low-cost producer of these high-tech displays using its proprietary manufacturing processes and technology. Lite Array currently operates a joint-venture manufacturing facility in China, where a U.S. designed and built TFEL display production line has been established. This facility, which is currently undergoing pilot production, is directly managed by a U.S. staff and is expected to commence full production of TFEL displays in early 2001. Additionally, Lite Array has produced OLED display prototypes in its laboratory in California and recently became a licensee of the Eastman Kodak Company, the world leader in this particular OLED technology, to use Kodak's processing patents and proprietary materials to manufacture passive full-color, multi-color, and monochrome OLED displays in China for worldwide distribution. Full production of OLED displays is expected to start in the year 2002.

John C.K. Sham, President and Chief Executive Officer, said: "We are delighted to become partners with Lite Array as it develops the next generation of flat-panel display technology which we believe will become an essential part of the information age. This transaction is part of our strategy to gradually diversify and transform a portion of our manufacturing facility into higher-value, technology-oriented products that would utilize our existing R&D

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and technical management staff in Hong Kong as well as our manufacturing infrastructure and expertise in China. The combination of Lite Array's technology and research capabilities, coupled with Global-Tech's vertically-integrated manufacturing facility, should result in a competitive cost advantage for manufacturing these flat-panel displays and consumer or commercial electronic products incorporating such displays."

Mr. Sham continued, "While there are uncertainties associated with any new technologies, we believe that Lite Array, with its proprietary in-line production system for manufacturing flat-panel displays and its strategic alliances with Kodak and other research institutions, is well positioned to become a viable player in the display market. Global-Tech intends to continue to diversify itself by investing in companies that can benefit from a manufacturing partnership and plans to pursue acquisition opportunities that will utilize our manufacturing infrastructure, capacity, and capabilities to enhance shareholder value."

Global-Tech is an original designer, manufacturer, and marketer of a wide range of small household appliances in six primary product categories: kitchen appliances; personal, beauty and health care products; garment care products; travel products and accessories; floor care products; and environmental care products. The Company's products are marketed by its customers under brand names such as Black & Decker(R), DeLonghi(R), Hamilton Beach(R), Krups(R), Morphy Richards(R), Moulinex(R), Mr. Coffee(R), Proctor-Silex(R), Remington(R), Sunbeam(R), Vidal Sassoon(R), and West Bend(R).

Except for historical information, certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions are intended to identify such forward looking statements. These forward looking statements are subject to risks and uncertainties, including but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability and cost of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its Report on Form 20-F.

 --30--sds/ny*

 CONTACT: Brian Yuen, 212-683-3320
          Web Page: http://www.businesswire.com/cnn/gai.shtml
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 KEYWORD: INTERNATIONAL ASIA PACIFIC
 INDUSTRY KEYWORD: COMPUTERS/ELECTRONICS
ELECTRONIC GAMES/MULTIMEDIA ENTERTAINMENT MANUFACTURING RETAIL

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